AMENDED AND RESTATED
                              FEE WAIVER AGREEMENT
                             Dated November 1, 2004


American Express Financial Corporation ("AEFC") and American Express Client Service Corporation ("AECSC") agree to waive fees and reimburse certain expenses and AXP Partners International Aggressive Growth Fund (the "Fund"), a series of AXP Partners International Series, Inc., agrees to accept those waivers and reimbursements, as described below:

     1. Applicable Agreements. To the extent that the Fund's total expenses exceed the expense ratios set out in paragraph 2, AEFC and AECSC agree to waive fees and reimburse certain expenses under the following agreements:

          o Investment Management Services Agreement between the Fund and AEFC dated December 1, 2002.

          o Administrative Services Agreement between the Fund and AEFC dated May 10, 2001.

          o Transfer Agency Services Agreement between the Fund and AECSC dated May 1, 2003.

AEFC also agrees to pay certain non-advisory expenses of the Fund if necessary to meet the expense ratio limits set out in paragraph 2. AEFC will determine the allocation of fee waivers and expense reimbursements among the applicable agreements.

     2. Fee Caps. AEFC and AECSC agree to waive fees and reimburse certain expenses to the extent that total expenses exceed the following expense ratios:

    ------------------- ---------- ---------- ---------- ---------- ----------
    Fund                Class A    Class B    Class C    Class I    Class Y
    ------------------- ---------- ---------- ---------- ---------- ----------
    AXP Partners
    International       1.75%      2.52%      2.52%      1.36%      1.58%
    Aggressive Growth
    Fund
    ------------------- ---------- ---------- ---------- ---------- ----------


     3. Termination. This agreement will terminate on October 31, 2005 unless extended by written agreement of the Fund and AEFC.

     AXP Partners International Series, Inc.
         AXP Partners International Aggressive Growth Fund




         By: /s/  Leslie L. Ogg
             ---------------------
                  Leslie L. Ogg
                  Vice President


         AMERICAN EXPRESS FINANCIAL CORPORATION



         By: /s/  Paula R. Meyer
             ----------------------
                  Paula R. Meyer
                  Senior Vice President and General Manager- Mutual Funds


         AMERICAN EXPRESS CLIENT SERVICE CORPORATION



         By: /s/  Bridget Sperl
             ---------------------
                  Bridget Sperl
                  Senior Vice President